UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 24, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about May 12, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 2, 3, 4, 5, 6, 9, 10, 11, 12, 13, 15, 18, 21, 22, 27, 28, 29 and 31 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH APRIL 15, 2003

1.             How long did it take you to implement the debtor reduction policy from having taken the decision at board level to having it run smoothly at branch level? How much has size slowed you down over the last five years to efficiently execute programs of similar complexity?

[Editor’s note – in American English a “debtor reduction policy” would be the same as saying an “accounts receivable reduction policy.”  From this point forward, we will no longer answer questions submitted in a foreign language.]

We are pretty sure that we never did institute a “debtor reduction policy”, per se, and we know that we didn’t do anything like this at the board level. The effort that we recall began at the senior management level, with the full approval and active support of our regional vice presidents and district managers around the world.  This was nothing more than the implementation of several working capital management initiatives, the net effect of which was to manage our cash inflows and outflows more efficiently.  We are pleased to be able to report that not a single debtor was harmed, much less reduced, during the implementation of these initiatives.

This program was received wholeheartedly at the field level and the whole implementation took little more than three to four months worldwide.  Having field buy-in, it did not take time for the desired results to materialize.

We don’t feel that an increased size has made us any less efficient.  In fact, in some things, an increase in the size of our operations has facilitated our being able to do things much more efficiently than we would have been able to do when we were smaller.  The right productivity programs tend to be size independent.

While we will admit that there are also some things you can do better when you’re smaller than when you’re not, we believe that the key point is to never let size, whatever it may be, become a license for mediocrity.  Finally, we have been small and we have been big, big is better.

2.             Once your current stock option programs run out, will you replace it with similar programs? Is this likely to be of similar size (% of outstanding shares) and duration?

Expeditors has always submitted our equity incentive programs to the shareholders for their approval in advance of any option grant.  So the decision about the next stock option plan, if any, will ultimately be made by our shareholders.  They are the folks who pay for the plan in the form of potential dilution and it is right that they give their consent in advance.

The shareholders have historically approved our stock option programs and we think it is probably worthwhile to consider why they have done so.  First, let us observe that Expeditors has historically been rather heavily institutionally held.  As of mid-April 2003, Thomson Financial reports that 249 institutions hold some 87% of the Expeditors stock that is issued and outstanding.  We know that insiders, defined as executive officers and our directors, own just under 3% of the shares and that this figure rises to slightly over 5.5% when you consider the vested but unexercised options held by these same individuals.

With under 3% of the votes, the insiders are in no position to influence a shareholder vote.  While 3% is not worth much in an election, these 22 individuals currently have $100,000,000 at risk through their outright ownership of Expeditors shares.

So the reason Expeditors has offered stock options is because the institutional shareholders have historically approved these plans by overwhelming margins.  No matter what the accounting for stock options, the investment professionals working for and advising our institutional investors surely had calculated and knew the future dilution potential inherent in these stock option plans as they voted to approve them.  So why did they vote yes?

The truth is we will never know for sure.  However, if we had to guess, we would bet that the institutions voted to approve our plans because they believed that their respective investments would benefit from the grant of employee stock options by an amount that more than compensated them for the additional potential dilution to their existing holdings.  We know for sure that historically this has been the case.

When Peter Rose, our CEO, was first elected to that office in 1988, Expeditors had a market value of more or less $100 million.  Most of you no doubt have seen that number before so it comes as no shock that as of mid-April 2003, some fifteen years later, the market value of Expeditors exceeds $3.5 billion—an increase of nearly $3.4 billion.  And the other $100 million is owned by the insiders.

Over that period of time, an institution owning 10,000 shares of stock with an initial investment of under $175,000 would have seen their holdings split four times and their 160,000 shares would be worth over $5.5 million – nearly 28% compound annual growth ignoring the annual cash dividend paid from 1993 forward.  Of course, to be fair we need to consider the dilution.  The 10,000 shares represented .1748% of Expeditors in 1988, but the 160,000 shares represent only .1540% today.  So, we know that there has been total dilution over 15 years of 13.5% (a compound rate of .85% per year) in exchange for a total return of over 3,100% (or 27.9275% compounded over the 15 years).

The final unanswerable question is what portion of Expeditors performance would have been possible without stock options?  Or to put the question another way, what did the institutional shareholders get for the less than 1% dilution they have suffered each year?  Our answer is that unvested options have been a major contributor to the stable management team and to the totally motivated employee option holders that really made those great shareholder returns happen.

As to the future, if you are shareholder, then the choice will be up to you.  Our current thinking is that we will likely ask the shareholders to now approve a new stock option plan each year.  If the shareholders vote to give options, as far as we’re concerned, its no one else’s business.  If they don’t approve options, then there won’t be any.  We don’t know of anything that could be more fair, no matter what the accounting rules may then require.

3.                                      What costs are controlled from your corporate office?

The costs of the corporate office are really the only costs that are controlled from Seattle.  All other costs are controlled at the branch level.

4.             How is the cost of long term capital investment (property, hardware, software, vehicles, furniture and other office equipment) allocated between the corporate office and the branches?

There is no need for any sort of allocation.  Capital investments are depreciated at the branch where the equipment is used.  Branches are not charged for the costs of capital employed at that location.  Costs that relate specifically to head office functions or head office investments are charged against the respective cost centers in the corporate office.

5.             How do you allocate costs (lease/rent) where the one branch’s office space is leased, while another occupies space that you own?

The decision to buy versus rent is a financial as opposed to a freight decision.  Freight decisions are made by operations in the field, while financial decisions are made at the corporate level.  The operating branch does not benefit, nor is it penalized for a financial decision.

From the corporate perspective, this is really nothing more than a classic rent vs. buy analysis. The transaction costs and the expected longevity of our use of the building are the overriding factors in the decision process.

In those instances where we have purchased a facility, the branch pays a “market rent” based upon prevailing market rents at the time of occupancy.  The branch’s P&L reflects an occupancy expense just as if the landlord were a third party.  All branches are equal whether it makes sense to own or rent.

6.             How do you tie in branch profitability with overall profitability?

Each branch is a standalone profit center.  We try in every respect to have branch costs and branch revenues reflect the reality of what is transpiring in our business.  Branches are not subsidized.  In addition to expenses within the control of the individual branch, every branch is charged a management fee, calculated as a percentage of net revenue, that is intended to cover the costs of maintaining and preserving the network, providing IT access to the global network and other corporate services.  Overall corporate profitability has nothing to do with branch compensation.  If only one branch at Expeditors made money in a given month, there would still be a bonus paid at that branch.

7.             Salaries and related costs pretty much seem fixed as a relative cost. I know that sounds like a Yogi Berra statement, but in his words, ‘You know what I mean’. Which factors have a good chance of causing a permanent shift in ‘salaries and related costs’ from its 53 - 55% range over the long-term?

Yogi Berra is also reported to have said, “It’s tough to make predictions, especially about the future.”  We understand and agree with Yogi.  As a result we don’t make predictions nor do we tell fortunes or guess weights and ages.

Off the top, we really can’t think of anything that might cause a permanent shift in “salaries and related costs.”

8.             By what percentage do you annually increase the fixed part of your salaries and what is the rationale for the specific percentage chosen?

For regular bonus pool participants, we generally don’t increase the fixed part of the salary beyond a certain level which can vary from country to country.  Base salaries are modest around here and substantially below what a base salary would be at a competitor.  In some instances, we are required by local law to “index” base salaries.  In those instances, our policy is to subtract the amount of the indexed increment, cumulatively, from the available bonus pool, before the bonus pool is distributed.

9.             Roughly, what percentage of total compensation does the incentive based cash compensation constitute of the following:

a.     Branch salesperson,

b.     Branch manager,

c.     Regional manager,

d.     Officer of the Company.

We have a very unique system at Expeditors.  The further up the ladder you go, the greater the percentage of your total compensation that is tied directly to the profitability of the business unit within your control.  Which is to say that the more control you have over profitability, the greater the share of total compensation that is dependant upon the bonus system.

By reading our most recent proxy statement, you could see that incentive compensation for our Chairman and CEO, Mr. Rose, is over 96% of his total compensation.  This means that his base pay made up less than 4% of his annual cash compensation for 2002.  You would also note that the compensation for this position has not changed since 1987 or one year before Mr. Rose was first elected to the position.

As go the fortunes of the company, so go the fortunes of its employees.  We think this is as it should be and exhibits a philosophy that is totally in line with what shareholders should expect from management.  If the company doesn’t make money, the effects of what would be a painful situation for our shareholders would be fully reflected in the paychecks of those officers who were elected to manage the company.

In all of the remaining positions that you mentioned, the incentive compensation provides by far the lion’s share of compensation.  While the incentive compensation does not make up 95% of total compensation, it is substantially more than 50% in all but a few cases, and in very successful branches can be as high as 80-90%.

10.          Have you identified a relationship between incremental growth in gross revenue and what you can gain in yield relative to a competitor? For example, if your gross revenues are $1.5bn and mine are $1bn is the $500m difference in gross revenue worth 1% in gross yield. If you have identified such a relationship, what is it? Naturally this relates to air and ocean business.

No.  We really don’t spend our time doing that kind of analysis.  We think what you have in mind is too one-dimensional.

Our objective is not simply to do as well or better than the competitor.  Rather, our focus is on trying to maximize our potential for long-term, sustainable, profitable growth.  That sometimes means that in the short-term, we will do things that don’t necessarily maximize short-term prospects.  Only we can judge what those trade-offs are, but comparisons with competitors and what they are doing, while interesting, aren’t typically relevant in our decision making process.

11.          In your answer to question 27 of ‘Responses to selected questions regarding first quarter 2002 results’ you talk about ranges of growth. Have you identified a typical time frame or revenue frame (if there is such a phrase) for these ranges of growth and if so, what is it?

Ranges of growth are not time-dependent.  They are growth-dependent.  We can see them as they occur, but can seldom predict them.  Further, even if we were able to predict them, we would not alter our spending or hiring practices to avoid them.

Like the seasons, ranges of growth must be weathered and endured.  Much of how you fare in this process is dependent on how well you prepare during the “good times”.  The old Aesop fable “The Grasshopper and the Ants” is very much on point here.  If your costs are controlled before you enter a growth cycle, it is much easier to weather that event.

12.          How visible is a process or technological deficiency in your business? In other words how easy is it to ensure that you constantly grow into and not out of your processes and technology?

This is the second or third question that has had an “In other words” appended to it.  We frankly wonder if your questions even make sense to you.  We think we’ll start to answer the “in other words” part of your questions and if things don’t improve, we may start editing and deleting.

We think that the answer to your question is: it depends.  Some processes are so transparent that the introduction of a deficiency in the form of an intentional or unintentional modification becomes readily apparent by its effect on the desired or expected output.

Processes are an ever-changing thing.  It is said that if you throw a frog into a pan of boiling water he or she will immediately jump out having been shocked by the water temperature.  Throw a frog in a pan of room-temperature water and turn on the heat and they say that the cold-blooded frog will linger in that pan and slowly cook to death - the dead frog being unable to detect the subtle changes in temperature in the water.

Now we want to make it clear that we have never seen any of this and so we can say that no frogs were harmed in the production of this Form 8-K, but if it is true then processes are certainly somewhat like frogs.

If you interject some new step in an existing process that is a shocking departure from existing practices, it will become obvious very quickly.  If it was a good change, the desirable, and perhaps even better than expected, outputs will occur.  If it was a bad idea, the undesirable results will be apparent as well.

The greater concern, and more to the point of the frog analogy, is that of the creeping redundancies that get built into systems and technologies for specific purposes.  As processes and customer requirements change, too often only new modifications intended to meet these new requirements are added to the process, while benign vestiges of steps and procedures that may no longer be technically needed, remain in their unaltered state.  While these creeping redundancies don’t harm anything in the actual delivery of the service to our customers, the additional costs they impose negatively impact ongoing profitability and process efficiencies.  These things need to be ruthlessly rooted out and soundly tromped upon or the frog (profitability) will suffer.

13.          Last year in an answer to a question you wrote about ‘significantly upgrading the computer system over the next several years’.  Roughly what percentage of total IT spend will go to upgrading outdated hardware and software as opposed to building capacity for future growth? If this is a significant part, say more than 30% of total IT spend then how often (in years or revenue terms) does this need to be done?

We depreciate the majority of our technology assets over three years.  We do this because we believe that most technology will grow obsolete before it grows unusable.  Technology is an important component of the products and services that we offer.  By adhering to this strict depreciation timeline, we insure that we are not “married” to any technological solution for any longer than the medium short-term.  We realize that this could be viewed as aggressive, particularly for a public company, but when a business reason for change presents itself, we are not financially chained to decisions of the past.

A conversion to another platform does have definite non-recurring costs associated with it.  However, not being joined at the hip with obsolete technology allows us to plan for and incur these costs in a rational manner, so as to have the resulting incremental impact of depreciation expense be relatively insignificant.

14.          Roughly, what percentage of your employees actually hang onto their shares for the long-term and don’t cash them in immediately? Roughly, what percentage of your employees own shares in the Company?

We have no idea what the answer to these questions might be, roughly or otherwise.  Frankly, we don’t know how any company could.

You perhaps know that we are required to report stock ownership by the members of our Board of Directors and for the five named executive officers and for all executive officers as a group so we do require that this group of 22 individuals report changes in their holdings to us.

Tracking the share fluctuations for 22 individuals because we are required to by government regulation is one thing, tracking the ownership interests of over 8,000 employees because we are curious is another altogether.

15.          What percentage of your employees have been with Expeditors for more than 10 years?

The best we can do is to give you an estimate.  Ten years ago, we had approximately 1,300 employees globally.  Currently we have a little over 8,000.  If all of those 1,300 were still here, the percentage of employees having worked with us for 10 or more years would only be 16%.  Given normal turnover patterns, the percentage of employees that have been here 10 years or longer is probably between 7% and 8% of our total workforce.

16.          I am trying to get a handle on what makes up a permanent capacity trend in your business. If you have to decide to permanently reduce or increase your capacity (via branch office openings/closures) in a specific area, would you use quarterly, annual, 3-5 or 5-10 year numbers? What time frame would you use to decide on the pace of the increase or decrease?

We have to say that we’re not sure we understand this question.

We know that we don’t make these kinds of calculations (we couldn’t since we wouldn’t know how) nor do we sit around and plan office closures in an attempt to balance “capacity trends”.

Typically when we receive questions of this nature, we try to interpolate some semblance of direction and make a kind of “best efforts” stab at an answer.  On this particular question, however, we’re totally lost and think it best to concede and “throw in” the proverbial towel.

17.          What is your staff turnover rate for all your non-seasonal employees and the turnover rate for your employees from regional management upwards?

Our staff turnover can be best understood segregated by service length.  In the 1 to 3 year category, it is quite high by real world standards, but probably a little lower than industry standards.  We estimate that approximately 30-35% of the people we hire will leave us sometime during their first 3 years of work.  Regional managers turnover at much lower rates, if at all.  Most who have left us at that level have either retired or have been asked to leave.  We have not had too many people at the

“regional management level upwards” who left voluntarily to join a competitor.  In fact, we can only think of two or three in the last 10 years, and most of those likely saw handwriting on the wall.

18.          What time limit do you put on a new branch to produce satisfactory results? If you don’t use time as a yardstick, what do you use?

While there is no formal “time limit”, there is an experiential expectation we have for a start-up office to break even.

In the Far East and North America, this expectation is typically 3-6 months and in recent years, many of our openings in these two areas have been profitable from the outset.  In Europe, it takes 6-9 months, and for some reason, Northern Europe is typically faster to break even than is an office in Southern Europe.  In terms of time to come to even, the Middle East is similar to Europe while in Latin America it seems to take us up to 15 months to get over the start-up phase.

19.          What percentage of total occupied space do you actually own?

This is, in large measure, like trying to hit a moving target.  At any one point in time, we rent warehouse and distribution space on a month-to-month/back-to-back basis.

If you are talking about the total space measured in square feet that we own and occupy divided by the total square footage occupied, we think that currently we own something around 15 to 20% of the space that we occupy on a worldwide basis.

This answer is somewhat skewed and we perhaps run the risk of leaving a mistaken impression.  In places where we own real estate, we tend to own lots of it.  In other locations where our real estate needs are large, much of the space is supplied by third parties on a basis that could not be considered a lease while the balance of our space requirements come from rental agreements that typically last from 3 to 5 years.

We also have to remember that we don’t actually occupy much of what we own at the present time—the London and the San Francisco facilities, two of the largest and most expensive pieces of real estate we own are not occupied by Expeditors.  We also presently occupy just over one-half of the 214,000 square feet in our corporate office building in Seattle and we also rent out the small amount of office space we own in Hong Kong.

20.           XX & XXXXX shows the following numbers for 2001 and 2000:

	2001	2000
Turnover	8,434,986	8,247,432
Customs duties and taxes	(1,773,493)	(1,917,193)
Net turnover	6,661,493	6,330,239
Net expense for services from third parties	(4,934,451)	(4,877,502)
Gross profit	1,727,042	1,452,737

Two other competitors use the same terminology. One recently stated that what it now calls Gross Profit used to be Net Revenue. This is confusing to me. What adjustments would you suggest I make to get as close as possible to your/the industry interpretation of net revenues?

Without getting into a game of semantics, we think that the terms “Revenues” and “Net Revenues” are the more appropriate terms in non-asset based transportation services company.  To our way of thinking, “gross profit” is a term best applied to a company engaged in the manufacturing or wholesaling of goods.

We don’t make anything and what we really sell is a service.  For some of these services, we charge a fee.  For other services, like actual indirect transportation services, we bill the customer for the service that we have purchased from a direct carrier.  The difference between the total revenue and what we make, our net revenue, is the cost we pay out to the actual carrier.  Maybe we have just been around here too long, but gross profit just doesn’t carry the same meaning.

As for the chart above, we do not include customs duties and taxes in our turnover figure.  Pass through billings such as these are not revenue.  Our total revenue likely equates to their “net turnover” and our net revenue number likely equates to what they call “gross profit”.  We wanted to end this with “you say tomato and I say tomahto,” but the spell checker didn’t like it so we just decided to call the whole thing off.

21.          The security settings on your .pdf files states the following; Selecting Text and Graphics: Not Allowed and Adding or Changing Annotations and Form Fields: Not Allowed. I find it quite frustrating, because one has to manually input the numbers as opposed to simply copying it. Also one cannot highlight or underline any text. Is there any specific reason for this and is there any possibility that you might change this?

One needs to get used to this because it is not going to change.  We don’t particularly want people accessing stuff on our website and then modifying it.  If highlighting and underlining are an important part of your research patterns, we can only suggest that you feel free to print these out in hardcopy or, if the material is a government filing, try accessing it directly from the SEC website.  They do not seem concerned about modifications from their website.

22.          Would you ever intentionally sacrifice return on equity for growth and if you do, how low would you let return on equity go?

At Expeditors we believe in our “system” and we don’t worry about measuring our return on equity (“ROE”).  We worry about the quality of the service we provide to our customers , our associations with our vendors and our relationships with our employees.  ROE is a financial milestone, and as a financial way of keeping score it is fine, but the real score is shown in customer acquisition and retention.

We believe that by taking care of the customer, there will be plenty of “R” to keep the financial community convinced that we’re real.  Focusing on ROE before you focus on your customers is a prescription for disaster in our view.  Making money is a responsibility we have for our shareholders.  Customers, unless they are also shareholders, could care less about how much we make.  But they do care about how well we meet their needs.

So, your question is really are we willing to have less of something we don’t measure in exchange for growth?  The incentive structure we have in our branches and throughout the organization doesn’t allow performance to be separated from profit.  Substitute growth for performance and ROE for profit and you probably have your answer.

It is axiomatic here that everyone will grow just as fast as they profitably can accomplish the task.  That having been said,  we know that we would definitely not sacrifice our customer’s needs for our own growth.  That course would eventually cost us the customer and, by definition, our prospects for growth.

23.          As a matter of general interest, I wish to know where your culture stems from?  With the understanding that it was merely the beginning of your differentiating culture, to whom will you trace back Expeditors’ special culture?

It can all be traced back to the small group who walked away from “good” jobs to start something much better at Expeditors, to the people that they hired as they could afford them, and finally to the people who continue to work here every day.  Our culture is, we believe, the defining essence of who we are and why we can do what we do.  In order to be truly successful here, you must not only embrace the culture, you have to reinforce it and take an active role in expanding it.

24.          What is your view of the current airfreight capacity environment? How has airfreight capacity been impacted by SARS for your main carriers on both passenger and cargo flights?

At this point in time, in general, capacity does not appear to be a problem.  We have not seen any direct or indirect impact from SARS as it relates to our airfreight operations or our ability to provide reliable transportation services.

25.          How many charter flights is Expeditors currently using? How does this compare with last year during the same time period?

We have not utilized significant charter activity during the first quarter of 2003.  In fact we have run 5 customer specific charters and 8 charters to supplement the lift available from scheduled carriers.  This sort of activity is not significantly different from what we did in the first quarter of 2002.

26.          What is your view of the current ocean freight capacity environment? If ocean freight capacity has been tight, do you believe this is due more to shippers moving freight ahead of the May 1 rate increases proposed by ocean carriers or due to overall demand for Asia to North America trade?  Do you believe SARS has had any impact on ocean carrier freight?

The current ocean market is extremely brisk and the atypical volume is most likely the result of customers shipping product ahead of industry-wide rate increases anticipated to become effective May 1, 2003.  We doubt that SARS has had much impact on what is currently going on in the ocean market.

27.          Will you quantify the magnitude of ocean rate changes that Expeditors is expecting?

Depending upon the trade lane, we currently anticipate increases of between 20% to 33% for cargo moving into the U.S.

28.          Are you aware of any situations where Expeditors clients needed to shut down operations or significantly alter their supply chains due to SARS?  Thus far, has the impact on business from SARS been a negative, positive, or business as usual?

We are not aware of any operational shut downs related to SARS.

We are freight forwarders not public health specialists or biochemists.  What we know about SARS comes largely from the same sources available to the general public.  We received a great many questions all asking about SARS in one way or another and while we have no idea why anybody would actually want to know what we think, this answer is what we believe as of mid-April 2003.

The bulk of the known cases of SARS seem centered in parts of the PRC, Hong Kong and Toronto.  We have offices in these locations and this is likely the reason that we got so many SARS related questions.  Like all of our offices worldwide, the offices in the areas where the outbreak is centered continue to function.  Orders continue to be placed, stuff continues to be manufactured, and freight continues to move.

We think that the SARS is newsworthy in part because it is new and the parameters are unknown.  SARS is also in the news because it gives regular people reason to pause and consider just how small and interconnected the world really is these days.  Frankly, SARS is also likely in the news because we live in a 24/7 news echo chamber where it is hard to discern the magnitude of an original event due to all the breathless reverberations.

SARS may impact, but we do not believe that it will ultimately control our lives.  As time goes by, we will all likely learn to cope and eventually science will likely learn how to protect the general population from this disease.

29.          Ocean forwarding net revenue growth has been relatively strong compared to air freight forwarding over the past several years.  Could you explain the source of this relative strength?  Is it a function of the external environment or internal initiatives design to capitalize on ocean opportunities?  Please expand.

Yes to both suggestions in the last part of your question.  But we hasten to point out that it is the percentage of growth in our ocean revenues that has been strong relative to airfreight revenues.  We still do significantly more air than ocean freight.

We have very talented people running our ocean operations, both from a marketing and carrier relations standpoint.  As we have expanded our ocean presence, we have expanded our ocean capabilities.

30.          How significant is Expeditors’ rental income from sublease arrangements?

Not at all significant.

31.          In your 10K, you comment that with your NVOCC, Expeditors has the opportunity to service “customers who had previously dealt directly with the ocean carriers.”  Are there market forces driving customers away from direct dealings with ocean carriers?  If so, please expand.

Many ocean carriers have been forced to streamline their operations and they seem to have cut back on some of their customer specific service capabilities.  There are some customers who now require more dedicated customer service attention than some direct carriers can offer.  We have the capability to provide this attention in those instances where the steamship lines no longer desired to service specific markets and this has resulted in some market share increases.  Whether this is a “market force” or not is something that we will leave up to you.

32.          As passengers buy fewer international airline tickets due to SARS fears (presumably increasing available cargo capacity per plane) but airlines react by reducing the number of flights (particularly to/from Asia), is this impacting the overall availability and cost of cargo space for your shipments?

Given the reduction in passenger traffic, there seems to be an increased awareness of the importance of air cargo operations.  Again, invoking Say’s Law (supply creates it own demand), as long as there is airfreight available to move, carriers will seek to move that freight, particularly in the face of declining passenger volumes.

33.          Are you seeing any noticeable reduction in customer shipping demand due to SARS disruptions?

As of mid-April 2003, the answer is no.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

April 24, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

April 24, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer and Treasurer